EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                               FSM-DELAWARE, INC.

                                    ARTICLE I

      The name of this corporation is FSM-Delaware, Inc. (the "Corporation").

                                   ARTICLE II

      The address of the registered office of the Corporation in the State of Delaware is:

                           Corporation Trust Center
                           1209 Orange Street
                           Wilmington, Delaware 19801
                           County of New Castle

      The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                   ARTICLE III

      The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                   ARTICLE IV

Section 4.1 Authorized Capital Stock.

      The total number of shares of all classes of stock which the Corporation has authority to issue is TWO MILLION (2,000,000) shares consisting of (i) ONE MILLION (1,000,000) shares of Common Stock, $0.001 par value per share (the "Common Stock"), and (ii) ONE MILLION (1,000,000) shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock").

Section 4.2 Common Stock.

      (a) The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

      (b) Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

      (c) Dividends may be paid on the Common Stock as and when declared by the Board of Directors.

Section 4.3 Preferred Stock.

      (a) The Preferred Stock may from time to time be divided into and issued in series. The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors as hereinafter provided. In all other respects all shares of Preferred Stock shall be identical.

      (b) The Board of Directors is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine by vote providing for the issuance of such series:

            (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors;

            (ii) the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

            (iii) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

            (iv) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

            (v) the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto;

            (vi) the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the price or prices or the rate of conversion or exchange and the terms of adjustments, if any;

            (vii) the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

            (viii) such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

      (c) If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

      (d) Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

                                    ARTICLE V

                               BOARD OF DIRECTORS

      The first Board of Directors of this Corporation shall consist of five (5) directors and the names and addresses of such persons who are to serve as such directors are:

Joseph J. Saker                           Foodarama Supermarkets, Inc.
                                          922 Highway #33
                                          Building 6, Suite 1
                                          Freehold, NJ 07728

Richard J. Saker                          Foodarama Supermarkets, Inc.
                                          922 Highway #33
                                          Building 6, Suite 1
                                          Freehold, NJ 07728

Charles T. Parton                         Foodarama Supermarkets, Inc.
                                          922 Highway #33
                                          Building 6, Suite 1
                                          Freehold, NJ 07728

Albert A. Zager                           Foodarama Supermarkets, Inc.
                                          922 Highway #33
                                          Building 6, Suite 1
                                          Freehold, NJ 07728

Robert H. Hutchins                        Foodarama Supermarkets, Inc.
                                          922 Highway #33
                                          Building 6, Suite 1
                                          Freehold, NJ 07728

                                   ARTICLE VI

                      LIMITATION ON LIABILITY OF DIRECTORS

      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE VII

                                 INDEMNIFICATION

      The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, or any successor provision or provisions, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom.

      The indemnification rights provided in this Article VII (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board, grant indemnification rights to other employees or agents of the Corporation or other persons servicing the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this
Article VII.

                                  ARTICLE VIII

                              ELECTION OF DIRECTORS

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE IX

                              STOCKHOLDER MEETINGS

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                    ARTICLE X

                BUSINESS COMBINATION WITH INTERESTED STOCKHOLDERS

      The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law.

                                   ARTICLE XI

                                   COMPROMISE

      Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE XII

                                  INCORPORATOR

      The name and address of the incorporator is:

      Name                                 Address
      ----                                 -------

      John A. Aiello, Esq.                 Giordano, Halleran & Ciesla P.C.
                                           125 Half Mile Road
                                           Middletown, NJ  07748

      I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this _____ day of March, 2006.

WITNESS:


----------------------------------         ----------------------------------
                                           John A. Aiello

Filed By:
John A. Aiello, Esq.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road
Middletown, New Jersey 07748

                           CERTIFICATE OF AMENDMENT TO
                       THE CERTIFICATE OF INCORPORATION OF
                               FSM-DELAWARE, INC.

TO:   SECRETARY OF STATE
      STATE OF DELAWARE

      Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, FSM-Delaware, Inc., a corporation organized under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), executes this Certificate of Amendment to its Certificate of Incorporation. The Corporation's Certificate of Incorporation was filed and recorded in the office of the Secretary of State, State of Delaware on March 1, 2006.

                                    ARTICLE I
                               NAME OF CORPORATION

      The name of the Corporation is FSM-Delaware, Inc.

                                   ARTICLE II
                     DATE OF ADOPTION AND TEXT OF AMENDMENT

      The following amendment to the Certificate of Incorporation (the "Amendment") was duly adopted by the Board of Directors and the sole stockholder (the "Sole Stockholder") of the Corporation pursuant to the consents executed as of March 8, 2006.

      Article IV, Section 4.1 of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

      The total number of shares of all classes of stock which the Corporation has authority to issue is TWO MILLION-ONE HUNDRED THOUSAND (2,100,000) shares consisting of (i) ONE MILLION-ONE HUNDRED THOUSAND (1,100,000) shares of Common Stock, $0.001 par value per share (the "Common Stock"), and (ii) ONE MILLION (1,000,000) shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock").

                                   ARTICLE IV
                              APPROVAL OF AMENDMENT

      The Corporation has one hundred (100) shares of Common Stock outstanding, the holder of which is entitled to vote to approve the Amendment. Pursuant to the written consent of the Sole Stockholder, executed as of March 8, 2006, the Sole Stockholder approved the Amendment with one hundred (100) shares of Common Stock voting in favor of the Amendment.

Date:  March 21, 2006
                                        --------------------------------------
                                        Michael Shapiro
                                        Senior Vice President, Treasurer and
                                        Secretary